Exhibit 10.201

2008/2009 Executive Retention Bonus Plan

Pay Grade xx

Purpose

This Retention Bonus Compensation Plan (the “Plan”) is designed to encourage the retention of key managers and executives of Dollar Thrifty Automotive Group, Inc (“DTAG”) and its subsidiaries and affiliates through the difficult economic environment faced by DTAG.

The Plan will be effective for the period commencing on the date hereof and continuing through December 31, 2009. .

Administration of the Plan

The Plan will be administered by the Human Resources and Compensation Committee of the Board of Directors of the Company (the “Committee”) or any committee or subcommittee to which the Committee delegates its authority from time to time. The Committee shall have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provisions of the Plan. The decisions of the Committee shall be final and binding on all parties.

Plan Participants

Persons eligible to participate in the Plan will be all executive personnel in pay grade xx as of October 15, 2008 (the “Participants”). Employees hired or promoted into pay grade xx after October 15, 2008 may be considered for participation in the Plan and receipt of a full or pro rated award under the Plan on a case by case basis by the Committee.

Retention Bonus Award

A Participant’s retention bonus award (the “Retention Award”) will equal xx% of such Participant’s annual base salary as in effect on December 31, 2009.

Payment of Awards

Except as otherwise determined by the Committee with respect to a Participant and notified to such Participant on or prior to the date such Participant commences his or her participation in the Plan, as soon as practicable after December 31, 2009 (the “Plan Determination Date”), and in any event no later than March 15, 2010, DTAG will pay each Participant who has remained continuously employed with DTAG or its affiliates from the

Commencement Date through the Plan Determination Date a lump sum cash payment equal to 100% of such Participant’s Retention Award. In the event that a Participant’s participation in the Plan commences after the Commencement Date, the Committee may in its discretion provide for such Participant to receive a pro rated Retention Award based on the portion of time such Participant was employed by DTAG or its affiliates.

If a Participant’s employment with DTAG and its affiliates is terminated by DTAG without Cause (as defined below) prior to the Plan Determination Date, DTAG will pay such Participant, on the earlier of the Plan Determination Date or thirty (30) days following such termination of employment, a lump sum cash payment equal to the product of (a) such Participant’s Retention Award multiplied by (b) a fraction, the numerator of which is the number of days from the Commencement Date through the date on which the Participant’s employment with DTAG and its affiliates was terminated without Cause and the denominator of which is the total number of days from the Commencement Date through the Plan Determination Date (the “Pro Rata Award Amount”). For purposes of clarification, a termination of a Participant’s employment by DTAG due to a reduction in force or a termination of the Participant’s employment without Cause in connection with a Change in Control (as defined below)) will be treated as a termination of the Participant’s employment by DTAG without Cause for all purposes under the Plan.

For purposes of the Plan, when used in connection with the termination of a Participant’s employment the term “Cause” shall mean:

(i)     a Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed.

(ii)       an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of DTAG or a subsidiary.

(iii)      any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of DTAG or any affiliate unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of DTAG.

(iv)      conduct by a Participant, including errors, omissions or fraud, that caused or partially caused the need for the restatement of any financial statements or financial results of DTAG

Withholding Taxes

DTAG or the applicable employer, as the case may be, may withhold from any amounts payable under the Plan such taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Effect of Retention Award on Annual Incentive Bonus

DTAG expects to establish an annual incentive compensation plan for 2009 (any such plan, the “2009 Incentive Plan”). In the event the Participant participates in both the Plan and the 2009 Incentive Compensation Plan and is eligible to be paid both a Retention Award pursuant to the Plan and an annual bonus pursuant to the 2009 Incentive Plan, the Participant will be entitled to receive the greater of (a) his or her Retention Award under this Plan and (b) his or her annual bonus pursuant to the 2009 Incentive Plan. Unless determined to the contrary by the Committee, in no event will a Participant be entitled to receive both a Retention Award under the Plan and an annual bonus under the Incentive Plan. For purposes of this provision only, if a Participant is required to repay any portion of his or her Retention Award as a result of engaging in Detrimental Activity (as described below) or bonus under the 2009 Incentive Plan by reason of a similar provision, the Committee will determine which award is greater (and payable to the Participant) by looking at the aggregate amount of the Retention Award or bonus initially paid to the Participant and without subtracting any amount required to be repaid by the Participant.

Detrimental Activity

If a Participant, either during employment with DTAG or an affiliate or within six (6) months after termination of such employment, shall engage in any Detrimental Activity (defined below) as determined by the Committee prior to the payment of a Retention Award to such Participant, such Participant will forfeit his or her right to receive the Retention Award and DTAG and its affiliates shall have no obligation to pay any such Retention Award to such Participant. If such Detrimental Activity occurs following the payment to such Participant of all or any portion of such Participant’s Retention Award, such Participant shall return to DTAG a cash payment equal to the amount of the Retention Award previously paid to such Participant under the Plan, or such lesser amount as the Committee may determine is appropriate (the “Repayment Amount”). The Committee may determine to recover different amounts from different Participants or different classes in the Plan on such bases as it shall deem appropriate from time to time.

As used herein, “Detrimental Activity” means:

(i)

Engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with DTAG in any actual, researched, or prospective product, service, system, or business activity for which the participant has had any direct responsibility during the last two years of his or her employment with DTAG or a subsidiary, in any territory in which DTAG or a subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity.

(ii)	Soliciting any employee of DTAG or a subsidiary to terminate his or her employment with DTAG or a subsidiary.

(iii)

The disclosure to anyone outside DTAG or a subsidiary, or the use in other than DTAG’s or a subsidiary’s business, without prior written authorization from DTAG, of any confidential, proprietary or trade secret information or material relating to the business of DTAG and its subsidiaries, acquired by the participant during his or her employment with DTAG or its subsidiaries or while acting as a consultant for DTAG or its subsidiaries thereafter.

(iv)

The failure or refusal to disclose promptly and to assign to DTAG upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the participant during employment by DTAG and any subsidiary, relating in any manner to the actual or anticipated business, research or development work of DTAG or any subsidiary or the failure or refusal to do anything reasonably necessary to enable DTAG or any subsidiary to secure a patent where appropriate in the United States and in other countries.

Successors and Assignment

DTAG will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of DTAG to expressly assume and agree to perform the obligations of DTAG under the Plan in the same manner and to the same extent that DTAG would be required to perform it if no such succession had taken place. Failure of DTAG to obtain an assumption agreement prior to the effectiveness of any such succession shall be a breach of the terms of the Plan and shall entitle the Participant to compensation from DTAG in the same amount and on the same terms as the Participant would be entitled hereunder if the Participant had remained continuously employed by DTAG and its affiliates. As used in the Plan, the term “DTAG” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law

Miscellaneous

Modifications. No provisions of the Plan may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Participant and by a duly authorized officer of DTAG. No waiver by either party hereto at any time of any breach by the other party hereto of; or compliance with, any condition or provisions of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

No Continued Employment Nothing in the Plan is intended to be or shall be construed as a promise of continued employment or employment for any specified period.

Agreement and Governing Law The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflicts of laws. The parties hereto hereby agree that any dispute, claim or cause of action related to this Plan shall be commenced in the applicable state or federal courts located in Tulsa County, Oklahoma and the parties hereby submit to the exclusive jurisdiction of such courts and waive any claim of forum non conveniens.

Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of the Plan.

Addendum A

If the Participant remains continuously employed by DTAG through January 31, 2009, then in connection with the Participant’s relocation at DTAG’s request to the Tulsa area, in the event that the Participant closes on the purchase of his or her primary residence in the greater Tulsa area at any time from October 15, 2008 through December 31, 2009, DTAG will pay the Participant, upon Participant’s written request to the Committee providing reasonable evidence of the occurrence of such closing, a cash payment (the “Early Retention Payment”) equal to 75% of such Participant’s Retention Award (the “Early Payment Date”). In the event (a) DTAG terminates the Participant’s employment for Cause or (b) the Participant terminates his or her employment for any reason, in either case of (a) or (b), after the Early Payment Date but prior to the Plan Determination Date, the Participant will be required to immediately repay to DTAG the entire amount of the Early Retention Payment.

In the event the Participant remains employed by DTAG through the Plan Determination Date, DTAG will pay the Participant on the Plan Determination Date a cash payment equal to the difference between the Participant’s Retention Award and the Early Retention Payment.

In the event the Participant’s employment is terminated by DTAG without Cause after the Early Payment Date but prior to the Plan Determination Date, the Committee will determine the Participant’s Pro Rata Award Amount pursuant to the Plan. If the Pro Rata Award Amount exceeds the Early Retention Payment, DTAG will pay the Participant the difference between the Pro Rata Award Amount and the Early Retention Payment. [If the Early Retention Payment exceeds the Pro Rata Award Amount, the Participant will immediately repay to DTAG the difference between the Early Retention Payment and the Pro Rata Award Amount].